NASDAQ Upgrades Telestone Technologies Corporation to Global Market Listing

BEIJING--(MARKET WIRE)--Jan 29, 2007 -- Telestone Technologies Corporation (NasdaqCM:TSTC - News) a leading provider of wireless communication coverage solutions primarily in People's Republic of China ("PRC") today announced that the NASDAQ Stock Market has upgraded Telestone from its current NASDAQ Capital Market listing to a NASDAQ Global Market listing. The stock will continue to trade under its "TSTC" trading symbol. The company will be NASDAQ Global Market listing effective Tuesday, January 30, 2007.

The NASDAQ Global Market consists of approximately 1,450 companies that have met stringent financial and liquidity requirements as well as adhering to specific corporate governance standards. This market, formerly the NASDAQ National Market, was renamed in 2006 to the NASDAQ Global Market to reflect the global leadership and international reach of the securities listed.

"We are proud to achieve listing on the NASDAQ Global Market based upon our financial performance and commitment to quality corporate governance," commented Daqing Han Chairman and CEO, Telestone Technologies Corporation. "We believe that being listed on the NASDAQ Global Market will increase our visibility in the investor community, which will allow our company to share our growth with a global audience."

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the People's Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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For additional information please contact:

Telestone Technologies Corporation

East West Network Group
Mark Miller
770-436-7429
 mmeastwest@hotmail.com